ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 12/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the fiscal year ended December 31, 2004.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/30/2004	$2,500	Federal Home Loan Bank	1.50%	08/26/2005
05/06/2004	1,500	Federal Home Loan Bank	1.50	08/26/2005
11/09/2004	5,000	Federal Home Loan Bank	5.00	05/19/2006